Exhibit 10.3

December 13, 2018

PROMOTION LETTER

Rich,

I am pleased to confirm your promotion to the role of Executive Vice President, General Counsel and Corporate Secretary.

The development of our employees is extremely important to us and we are proud to offer you this new opportunity within our company. You agreed to this new challenge and are also aware of your new responsibilities as per our previous discussion. You will continue to be bound by INAP’s terms and conditions including the restrictive covenants previously outlined in your employment agreement dated 11/07/2016.

The terms of your promotion will be as follows:

New Role	EVP & General Counsel and Corporate Secretary

Reporting To:	Peter Aquino, President & CEO

Effective Date	December 13, 2018

Current Base Salary:	$225,000

New Base Salary:	$250,000 (Effective1/1/2019)

Short Term Incentive Plan:
You will be eligible to participate in the INAP Short Term Incentive Plan (“STIP”). Any payments that may be made to you will be based on INAP’s achievement of goals approved by the Board of Directors. Your initial bonus opportunity under the Incentive Plan will be 60% of your actual earned annual base salary, subject to the terms of the Incentive Plan.

LTIP/RSU:
You will also be eligible for an annual grant in accordance with INAP’s 2019 Long Term Incentive Plan (“LTIP”), equal to 125% of your base salary at the discretion of the Compensation Committee and based on performance. The annual grant will be subject to a three-year vest; no less than 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee’s approved metrics and the Committee’s discretion.

SEVERANCE:
You will also be eligible (i) severance equal to 12 months base salary upon a termination without cause; or (ii) severance equal to 12 months base salary plus target bonus (as if met 100% of target bonus objectives) for a termination without cause in connection with a change of control.  Change of Control shall mean the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership or more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions that result in a termination without cause.   All other terms regarding COBRA in your employment agreement dated 11/07/2016 shall remain in full force and effect.

Congratulations, Rich!

/s/ Richard Diegnan	/s/ Peter Aquino

Richard Diegnan	Peter Aquino, President & CEO